SC 13G
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<FILENAME>sc13g_johnfife.txt






                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*

                              CENTERSTAGING CORP.
       -------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, PAR VALUE $ 0.0001
       -------------------------------------------------------------------
                         (Title of Class of Securities)


                                   333 - 87968
       -------------------------------------------------------------------
                                 (CUSIP Number)


                                January 29, 2008
       -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_| Rule 13d-1(b)

        |X| Rule 13d-1(c)

        |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         Persons who respond to the collection of information contained in this form are not required to respond unless the form
                 displays a currently valid OMB control number.

SEC 1745 (8-07)

CUSIP No. 333 - 87968                13G                      Page 2 of 5 Pages


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS

     John Fife

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (see instructions)                                          (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           7,500,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         7,500,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,500,000

________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     (see instructions)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.98%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (see instructions)

     IN

________________________________________________________________________________

CUSIP No. 333 - 87968                13G                      Page 3 of 5 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

            CenterStaging Corp.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            3407 Winona Ave
            Burbank, California 91504
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            John Fife

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            303 East Wacker Drive Suite 311
	    Chicago, Illinois 60601
________________________________________________________________________________
Item 2(c).  Citizenship:

            U.S.A.

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.0001 per share

________________________________________________________________________________
Item 2(e).  CUSIP Number:

            333 - 87968

________________________________________________________________________________
Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Not Applicable

________________________________________________________________________________
Item 4.     Ownership.

            Not Applicable

________________________________________________________________________________
Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

________________________________________________________________________________
Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable

CUSIP No. 333 - 87968                13G                      Page 4 of 5 Pages


________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not Applicable

________________________________________________________________________________
Item 10. Certifications.

         Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 25, 2008
                                        ----------------------------------------
                                                        (Date)


                                        /s/ John Fife
                                        ----------------------------------------
                                                      (Signature)


                                        John Fife
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


                                  Page 5 of 5